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FOR IMMEDIATE RELEASE                            www.fairchildsemi.com
SEPTEMBER 25, 2003                               ---------------------

                                                 Corporate Communications:
                                                 Fran Harrison
                                                 207-775-8576
                                                 fran.harrison@fairchildsemi.com
                                                 -------------------------------

                                                 Public Relations Firm:
                                                 Barbara Ewen
                                                 CHEN PR
                                                 781-466-8282
                                                 bewen@chenpr.com
                                                 ----------------

 FAIRCHILD SEMICONDUCTOR NAMES MIT SCHOOL OF ENGINEERING DEAN THOMAS MAGNANTI TO
                             ITS BOARD OF DIRECTORS

South Portland, Maine - Fairchild Semiconductor (NYSE: FCS), one of the largest global suppliers of high performance products that optimize system power for multiple end markets, today announced the appointment of Thomas Magnanti to the company's Board of Directors. As Massachusetts Institute of Technology (MIT) Dean of the School of Engineering and one of fourteen faculty holding MIT's prestigious Institute Professor position, Professor Magnanti brings tremendous engineering and management talent, skill and expertise to Fairchild's Board.

"Tom is an extraordinary and valuable addition to Fairchild's Board," said Kirk Pond, president, CEO, and chairman of the Board. "His distinguished career in education and research will provide Fairchild a unique technological perspective. We look forward to his active participation as we grow our business worldwide.

"We anticipate working with Tom will strengthen Fairchild's ties with leading universities, enhancing research and development efforts, recruitment programs and new product development initiatives," continued Pond. "Fairchild leads the power solutions market globally. Adding Tom to our Board as we begin reaping the benefits of our focused power solutions strategy couldn't be better."

In addition to his responsibilities at MIT, Professor Magnanti serves on the Boards of the Ford Design Institute and Emptoris, Inc. as well as on the International Advisory Board of Linkoping University in Sweden, the President's Council of Olin College and the advisory boards of the Stanford School of Engineering, Northwestern University's School of Engineering and Applied Science, and the University of Michigan's School of Engineering. He has held visiting scientist appointments at Bell Laboratories and GTE Laboratories and also served on the Science and Technology Council of Inland Steel. Previously he served on the advisory board of the Harvard Business School, as a member of the National Research Council's Manufacturing Studies Board and on the board of the Lemelson-MIT Prize Committee.

ABOUT FAIRCHILD SEMICONDUCTOR:
Fairchild Semiconductor (NYSE: FCS) is a leading global supplier of high performance products for multiple end markets. With a focus on developing leading edge power and interface solutions to enable the electronics of today

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and tomorrow, Fairchild's components are used in computing, communications, consumer, industrial and automotive applications. Fairchild's 10,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.